Exhibit 99.1
Pinnacle Airlines Corp. Announces $30 Million Share Repurchase Program
MEMPHIS, TN, August 8, 2007 — Pinnacle Airlines Corp. (NASDAQ: PNCL) (“Pinnacle”, or the “Company”) announced today that its Board of Directors authorized a share repurchase program to acquire up to an additional $30 million of the Company’s outstanding common stock, $20 million of which is contingent upon the completion of certain financings. Based on today’s market closing price of $15.14, this represents approximately 2.0 million shares of common stock.
In July, the Company completed a $30 million share repurchase program, acquiring over 1.6 million shares of its outstanding stock.
“I’m pleased that our Board of Directors has approved another share repurchase program,” said Phil Trenary, Pinnacle’s President and Chief Executive Officer. “We remain committed to maximizing long-term shareholder value, both by growing our business and by returning excess capital to our shareholders.”
Repurchases will be made in accordance with applicable securities laws in the open market or in private transactions, from time to time, depending on market conditions, and may be discontinued at any time. Pinnacle has approximately 20.8 million shares of common stock outstanding.
This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our website or online from the Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.
About Pinnacle Airlines Corp.
Pinnacle Airlines Corp., an airline holding company, is the parent company of Pinnacle Airlines, Inc. and Colgan Air, Inc. Pinnacle Airlines, Inc. operates 139 Canadair Regional Jets in the United States and Canada under the name Northwest Airlink. Colgan Air, Inc. operates as Continental Connection, United Express and US Airways Express and operates a fleet of 42 Saab 340 and 10 Beech 1900 turboprop regional aircraft. For further information visit our website at www.pncl.com.
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Contact:
      Philip Reed
      901-348-4257
      www.pncl.com